Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 337,301,756.00	0.0001381	$ 46,581.37
Fees Previously Paid
	Total Transaction Valuation:	$ 337,301,756.00
	Total Fees Due for Filing:			$ 46,581.37
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 46,581.37
Offering Note
[1]	(1) In accordance with Rule 0-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated as of the date of this filing based on the net asset value of Nuveen Churchill BDC V ("BDC V") as of December 31, 2025, as disclosed in BDC V's Annual Report on Form 10-K for the year ended December 31, 2025. (2) In accordance with Section 14(g) of the Exchange Act and Rule 0-11 under the Exchange Act, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above, multiplied by $0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources